Exhibit 10.4

SEVERANCE BENEFIT AGREEMENT

THIS SEVERANCE BENEFIT AGREEMENT (this “Agreement”) is made and entered into effective as of ___________(the “Effective Date”), by and between Exterran Corporation, a Delaware corporation (the “Company”) and ____________(the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive is employed as ____________________
WHEREAS, the Company and the Executive mutually desire to arrange for the Executive’s separation from employment with the Company and its affiliates in certain circumstances; and
WHEREAS, (i) concurrently with the execution of this Agreement, the Company and Executive have entered into a Change of Control Agreement (the “Change of Control Agreement”), and (ii) if there is a Qualifying Termination of Employment under the Change of Control Agreement that does not constitute a Qualifying Termination of Employment for purposes of this Agreement, then the Change of Control Agreement shall apply in lieu of this Agreement.
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Term. Subject to the provisions for earlier termination hereinafter provided, this Agreement shall begin on the Effective Date and continue in effect for a term of one (1) year (the “Initial Term”), and will automatically renew for successive one (1)-year terms (each, a “Renewal Term”) unless either party gives at least ninety (90) days’ prior written notice to the other of its intent to terminate this Agreement (a “Non-Renewal”). The Initial Term and any Renewal Terms are collectively referred to in this Agreement as the “Term” and, in the event of Executive’s Qualifying Termination of Employment for Good Reason, the Term shall include any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason. This Agreement shall automatically terminate as of the last day of the applicable Term upon a Non-Renewal by the Company or the Executive or, if earlier, as of the date of the Executive’s termination of employment with the Company and all of its affiliates. Termination of this Agreement shall not alter or impair any rights of the Executive arising under this Agreement on or prior to such termination.
2.    Qualifying Termination of Employment. If the Executive incurs a Qualifying Termination of Employment during the Term, the Executive shall be entitled to the benefits provided in Section 3(b) hereof, subject to the terms and conditions of this Agreement; provided, that if the Executive’s termination of employment constitutes a “Qualifying Termination of Employment” for purposes of the Change of Control Agreement, then the terms and conditions of the Change of Control Agreement shall control and the Executive’s termination shall not constitute a Qualifying Termination of Employment for purposes of this Agreement. If the Executive’s employment terminates during the Term for any reason other than for a Qualifying Termination of Employment, then the Executive shall not be entitled to any benefits under Section 3(b) of this Agreement.

For purposes of this Agreement:
(a)    A “Qualifying Termination of Employment” shall mean a termination of the Executive’s employment with the Company (and all of its affiliates) during the Term either (i) by the Company other than for Cause or (ii) by the Executive for a Good Reason. The Executive’s death or Disability (as defined below) during the Term shall not constitute a Qualifying Termination of Employment.
(b)    “Cause” shall mean the Company’s termination of the Executive’s employment due to one of the following reasons:

(i)
the commission by the Executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate);

(ii)	a conviction of the Executive for (or a plea of nolo contendere to) a felony or a crime involving fraud, dishonesty or moral turpitude;

(iii)	willful failure of the Executive to follow the written directions the Board of Directors of the Company (the “Board”);

(iv)
willful failure of the Executive to render services to the Company or an affiliate in accordance with the Executive’s employment arrangement, which failure amounts to a material neglect of the Executive’s duties to the Company or an affiliate; or

(v)
the Executive’s use of alcohol or illicit drugs in the workplace or otherwise in a manner that has or may reasonably be expected to have a detrimental effect on the Executive’s performance, the Executive’s duties to the Company, or the reputation of the Company or any affiliate thereof.

(c)    “Disability” shall mean Executive becoming entitled to long-term disability benefits under the Company’s long-term disability plan.
(d)     “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(i)	a material diminution in the Executive’s duties or responsibilities;
(ii)    a material reduction in the Executive’s then current base salary;

(iii)	a material reduction in the Executive’s then current annual target bonus as a percentage of base salary;

(iv)
a material reduction in the Executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in the Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable executives of the Company generally; or

(v)	willful failure by the Company to pay any compensation to the Executive when due;
provided, however, that, Good Reason shall not exist with respect to such an event unless the Executive provides the Company a written notice of termination that sets forth in reasonable detail the facts and circumstances supporting the occurrence of such event within ninety (90) days of the date of first occurrence of such event. If the Executive fails to provide such notice of termination timely, the Executive shall be deemed to have waived all rights the Executive may have under this Agreement with respect to such event. The Company shall have thirty (30) days from the date of receiving such notice of termination to cure the event. If the Company timely cures the event, such notice of termination shall be deemed rescinded. If the Company fails to cure the event timely, the Executive’s employment shall terminate for Good Reason at the end of such thirty (30)-day cure period.
3.    Severance and Other Entitlements.
(a)    Accrued Obligations. Upon a termination of the Executive’s employment with the Company during the Term for any reason, the Company shall pay to the Executive, not later than the sixtieth (60th) day following the Separation Date (as defined below) (or such earlier date as may be required by applicable law), the sum of (i) his or her base salary earned but unpaid through the Separation Date, (ii) his or her earned but unused vacation through the Separation Date and (iii) any unreimbursed business expenses through the Separation Date. Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans. In addition to the foregoing, if the Executive incurs a Qualifying Termination of Employment during the Term, Executive shall be entitled to the benefits provided in Section 3(b) hereof. If Executive’s employment terminates during the Term for any reason other than due to a Qualifying Termination of Employment, then Executive shall not be entitled to any benefits under Section 3(b) of this Agreement.
(b)    Qualifying Termination of Employment. Subject to Sections 3(c) and 18 below, if the Executive incurs a Qualifying Termination of Employment during the Term, then upon the Executive’s “separation from service” with the Company (within the meaning of Section 409A (as defined below)) (the date of any such separation from service, the “Separation Date”), the Executive will be entitled to receive the following payments and benefits:
(i)    Severance Payment. The Company shall pay the Executive a lump-sum amount equal to the Severance Payment on the sixtieth (60th) day after the Separation Date. The “Severance Payment” shall be the sum of:
(w) the sum of (A) the Executive’s annual rate of base salary (without regard to bonus compensation) as in effect immediately prior to the Separation Date, plus (B) the amount of Executive’s target short-term annual incentive award opportunity calculated as a percentage of the Executive’s annual base salary for the year in which the Separation Date occurs (the “Target Short-Term Incentive”) (not prorated); plus

(x) the Executive’s Target Short-Term Incentive for the year in which the Separation Date occurs, prorated to the Separation Date; plus
(y) any earned but unpaid short-term annual incentive award (“Short-Term Incentive”) (if any) approved for Executive for the Company’s fiscal year ending prior to the Separation Date (and, if the prior year’s Short-Term Incentive has not yet been calculated as of the Separation Date, such amount shall be payable when calculated, but in no event later than March 15th of the year following the year in which the Separation Date occurs); plus
(z) an amount equal to eighteen (18) months of (A) the Executive’s premium payments for continuation coverage pursuant to Section 4980B of the Code for the Executive and the Executive’s eligible dependents following the Separation Date minus (B) the cost to the Executive of premium payments for healthcare coverage for the Executive and the Executive’s eligible dependents during the Executive’s employment with the Company (calculated based on the Executive’s elections as in effect on the Separation Date).
(ii)    Equity. The Executive’s outstanding equity, equity-based or cash awards (including, without limitation, any stock options, restricted stock, restricted stock units and performance shares or units) based in common stock of the Company that would have otherwise vested during the twelve (12)-month period beginning immediately following the Separation Date and ending on the first (1st) anniversary of the Separation Date will vest in full as of the Separation Date and will be paid or delivered in accordance with the terms of the applicable award agreements. With respect to the Executive’s performance units or performance shares, if any, that are outstanding and vested as of the Separation Date (after taking into consideration any accelerated vesting that occurs in accordance with this Section 3(b)(ii)), (x) if the achievement of the performance goals applicable to such performance units or performance shares, as applicable, has been measured as of the Separation Date, such earned, vested performance units or performance shares, as applicable, shall be paid to the Executive on the sixtieth (60th) day after the Separation Date in a single lump sum cash amount equal to (A) the closing price of a share of the Company’s common stock on the first day on or following the Separation Date on which the trading window generally applicable to employees under the Company’s then-current insider trading policy is open (the “First Trading Day”) (or, if the First Trading Day does not occur within sixty (60) days after the Separation Date, the closing price of a share of the Company’s common stock on the Separation Date) multiplied by (B) the number of such earned, vested performance units or performance shares, as applicable; and (y) if the achievement of the performance goals applicable to such performance units or performance shares, as applicable, has not yet been measured as of the Separation Date, then such performance goals shall be deemed attained at target level(s) and any such earned (at target level) and vested performance units or performance shares, as applicable, shall be paid to the Executive on the sixtieth (60th) day after the Separation Date in a single lump sum cash amount equal to (A) the closing price of a share of the Company’s common stock on the First Trading Day (or, if the First Trading Day does not occur within sixty (60) days after the Separation Date, the closing price of a share of the Company’s common stock on the Separation Date) multiplied by (B) the number of such earned (at target level) and vested performance units or performance shares, as applicable. Notwithstanding the terms of any Company (or affiliate) plan or agreement between the Company (or an affiliate thereof) and the Executive to the contrary, the accelerated vesting of all equity awards held by the Executive as of the Separation Date shall be governed by this Section 3(b)(ii).
(c)    Release. Notwithstanding anything in this Agreement to the contrary, the Executive’s entitlement to the payment and benefits described in Section 3(b) hereof, are subject to, and contingent upon the Executive’s execution of the Waiver and Release attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) following the Separation Date and non-revocation of the Release within seven (7) days thereafter. If the aggregate period during which the Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, the payments under Section 3(b)(i) shall be made during the second (2nd) such calendar year (or any later date specified under an applicable provision of the Agreement), even if the Release is executed by the Executive and becomes irrevocable during the first such calendar year.
(d)    Acknowledgement. The parties acknowledge and agree that the Severance Payment is not eligible compensation for purposes of the Company’s (or any of its affiliate’s) 401(k) plan (and thus is not eligible for a matching contribution thereunder).
Notwithstanding anything herein to the contrary, if (i) the Executive resides outside of the United States and is entitled to receive severance or similar benefits (“Statutory Severance”) under the laws of the Executive’s country of residence and (ii) the Executive incurs a Qualifying Termination of Employment during the Term and becomes entitled to the payments and benefits provided in Section 3(b) hereof, then such Executive will be entitled to receive either (i) the Statutory Severance or (ii) the payments and benefits described in Section 3(b), whichever is greater.

4.    Executive Restrictions.
(a)    The Company and the Executive agree that the principal consideration for the Company’s agreement to make the payments provided in this Agreement to the Executive is the Executive’s compliance with the undertakings set forth in this Section 4. Notwithstanding any other provision of this Agreement to the contrary, the Executive agrees to comply with the provisions of this Section 4 only if the Executive actually receives any such payments from the Company pursuant to this Agreement.
(b)    Confidentiality. The Executive acknowledges that the Company will provide the Executive with Confidential Information (as defined below) and has previously provided the Executive with Confidential Information. In return for consideration provided under this Agreement, the Executive agrees that the Executive will not, while employed by the Company or any affiliate or thereafter, disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of the Executive’s duties with the Company or as may otherwise be required by law or legal process (in which case the Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following the Executive’s receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). Notwithstanding the foregoing, nothing contained herein shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, provided that the Executive promptly notifies the Company of the required disclosure and uses reasonable efforts to afford the Company a reasonable opportunity to seek a protective order narrowing the scope of such disclosure and provided further, that the Executive complies with any protective order imposed on such disclosure. For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge which is part of the Property or that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.
(c)    Non-Solicitation or Hire. During the term of the Executive’s employment with the Company or any affiliate thereof and for a one (1)-year period following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly (i) employ or seek to employ any person who is as of the date of the Executive’s termination of employment, or was at any time within the six (6)-month period preceding the date of the Executive’s termination of employment, an officer, general manager or director or equivalent or more senior level employee of the Company or any of its subsidiaries or otherwise solicit, encourage, cause or induce any such employee of the Company or any of its subsidiaries to terminate such employee’s employment with the Company or such subsidiary for the employment of another company (including for this purpose the contracting with any person who was an independent contractor (excluding consultant) of the

Company during such period) or (ii) take any action that would interfere with the relationship of the Company or its subsidiaries with their suppliers or customers without, in either case, the prior written consent of the Board, or engage in any other action or business that would have a material adverse effect on the Company.
(d)    Non-Competition. During the term of the Executive’s employment with the Company, or any affiliate thereof, and for a one (1)-year period following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly:
(i)    engage in any managerial, administrative, advisory, consulting, operational or sales activities in a Restricted Business anywhere in the Restricted Area, including, without limitation, as a director or partner of such Restricted Business, or
(ii)    organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company, enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area.
(iii)     For purposes of this Section 4(d):
(A)     “Restricted Area” shall mean any state in the United States, or any country in which the Company or its subsidiaries engage in any Restricted Business at any time during the term of the Executive’s employment with the Company; and
(B)    “Restricted Business” shall mean any business in which the Company or its subsidiaries may be engaged as of the date on which the Executive’s employment terminates.  To the extent that any entity is primarily engaged in a business other than a Restricted Business, the term “Restricted Business” shall mean the operations, division, segment or subsidiary of such entity that is engaged in any Restricted Business.
Nothing contained in this Section 4 shall prohibit or otherwise restrict the Executive from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and the Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than three percent (3%) of any class of equity securities of such entity or (ii) such entity is not a public entity and the Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) does not own, directly or indirectly, more than one percent (1%) of any class of equity securities of such entity.
(e)    Nondisparagement. The Executive, acting alone or in concert with others, agrees that from and after the Separation Date, the Executive will not publicly criticize or disparage the Company or its affiliates, or privately criticize or disparage the Company or its affiliates in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement or regulatory agency or any legislative or regulatory committee or require notice to the Company thereof.
(f)    Injunctive Relief. The Executive acknowledges that monetary damages for any breach of Sections 4(b), (c), (d) or (e) above will not be an adequate remedy and that irreparable injury will result to the Company, its business and property, in the event of such a breach. For that reason, the Executive agrees that in the event of a breach of Sections 4(b), (c), (d) or (e) above, in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin the Executive from violating such provisions.
5.    Return of Property. On or immediately following the Separation Date, the Executive shall promptly return all Property (as hereinafter defined) which had been entrusted or made available to the Executive by the Company; provided that if such Property is in electronic form on Executive’s personal computers the Executive shall be deemed to comply with this Section 5 if the Executive after obtaining Company’s consent deletes such Property from the Executive’s personal computers. The term “Property” shall mean all records, files, memoranda, reports, keys, codes, computer hardware and software, documents, videotapes, written presentations, brochures, drawings, notes, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions and all other writings or materials of any type and other property of any kind or description (whether in electronic or other form) prepared, used or possessed by the Executive during the Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by the Executive individually or with others during the Executive’s employment which relate to the Company’s business, products or services.
6.    Post-Separation Date Assistance. Following the Separation Date, the Executive agrees that the Executive will reasonably and appropriately respond to all inquiries from the Company relating to any current or future litigation of which the Executive may have relevant information, and shall make himself or herself reasonably available to confer with the Company and otherwise provide testimony as the Company may deem necessary in connection with such litigation, subject in all cases to the Executive’s other business and personal commitments. Such assistance shall be provided by the Executive without remuneration, but the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in complying with this Section 6 upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.
7.    Assignment. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company without the Executive’s prior written consent except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets. The Executive may not assign this Agreement or any of the Executive’s rights and obligations under this Agreement without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the Company and the Executive and their respective successors and assigns.
8.    No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.    Arbitration. Subject to Section 4(f) and 17 hereof, any dispute, controversy or claim arising out of or relating to the obligations under this Agreement, shall be exclusively settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules.

The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the “AAA”). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. The arbitration shall take place in Houston, Texas in the English language. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation. All fees and expenses of the arbitration, including a transcript if requested but not including the legal costs and fees incurred by any party to such arbitration, will be borne by the parties equally. Each party shall be responsible for its own legal costs and fees.
10.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Exterran Corporation
4444 Brittmoore Rd.
Houston, Texas 77041
Attn: Chris Michel
Chris.michel@exterran.com

To the Executive:

[Enter Executive’s name and address]

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery or by overnight delivery service, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth (5th) business day after the day on which such notice is mailed.
11.    No Effect On Employment. This Agreement is not an employment or service contract, and nothing contained in this Agreement shall be deemed to create in any way whatsoever any obligation on the Executive’s part to continue in employment with the Company or any of its affiliates, or of the Company or any of its affiliates to continue the Executive’s employment with the Company. Nothing in this Agreement modifies the nature of the employment relationship between the Company and its affiliates and the Executive which continues to be an “at-will” relationship.
12.    Tax Withholding. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required to be withheld pursuant to any law or regulation.
13.    Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.
15.    Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
16.    Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law thereof.
17.    Venue. Any suit, action or other legal proceeding for specific performance or injunctive relief arising under Section 4(f) of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
18.    Section 409A.
(a)    Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and accompanying Department of Treasury regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), and, to the extent applicable, the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the Company may unilaterally adopt such amendments to this Agreement and/or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 18 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
(b)    The Executive shall have no right to specify the calendar year during which any payment hereunder shall be made. All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (A) the amounts reimbursed and in-kind benefits under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (B) the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and (C) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.
(c)    Notwithstanding any provision of this Agreement to the contrary, the Company and the Executive agree that no benefit or benefits under this Agreement, including, without limitation, any severance payments or benefits payable under Section 3(b) hereof, shall be paid to the Executive during the six (6)-month period following the Separation Date if paying such amounts at the time or times indicated in this Agreement would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first (1st) business day next following the earlier of (i) the date that is six (6) months and one day following the date of the Executive’s termination of employment, (ii) the date of the Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A, the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period (without interest).
19.    Clawback and Recoupment. All compensation and benefits payable to the Executive by the Company and/or its affiliates (including any such amounts payable under this Agreement) will be subject to any clawback or recoupment requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any clawback or recoupment policies that the Company and/or its affiliates may adopt from time to time.
20.    Entire Agreement. Each party acknowledges that this Agreement is the complete and exclusive statement of the agreement between the parties regarding the subject matter herein and supersedes any other oral or written agreements between the parties or any other Company policy with respect to the subject matter hereof or any other matters related to the Executive’s termination of employment with the Company or its affiliates; provided, however, that the Change of Control Agreement shall remain in full force and effect through the Separation Date (and if there is a Qualifying Termination of Employment under the Change of Control Agreement, then the Change of Control Agreement shall apply in lieu of this Agreement (and this Agreement shall be of no further force and effect)). This Agreement may not be modified or altered except by a written instrument duly executed by both parties.
[Execution Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which taken together shall constitute one agreement, effective as of the Effective Date.

EXTERRAN CORPORATION

By:

EXECUTIVE

Exhibit A

WAIVER AND RELEASE

In exchange for the consideration offered under the Severance Benefit Agreement between me and Exterran Corporation (the “Company”), dated as of [_______] (the “Agreement”), I hereby waive all of my claims and release the Company, any affiliate, subsidiary or venture of the Company, and any of their respective officers, directors, employees, partners, investors, counsel or agents, their benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that I have at least [twenty-one (21)] [forty-five (45)] calendar days to consider whether to sign and return this Waiver and Release to the Company by first‑class mail or by hand delivery in order for it to be effective. If I sign this release prior to the expiration of the [twenty-one (21)] [forty-five (45)] day period, I waive the remainder of that period. I waive the restarting of the [twenty-one (21)] [forty-five (45)] day period in the event of any modification of this Waiver and Release, whether or not material.

In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company with respect to the claims released by me herein, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the

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Company will withhold any taxes required by law from the amount payable to me under the Agreement and that such amount shall be reduced by any monies owed by me to the Company.

This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including but not limited to claims under the Fair Labor Standards Act and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, advancement of expenses and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or any written agreement between me and the Company; and (b) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified plan or other Benefit Plans. For the avoidance of doubt, the term “Benefit Plans” includes any outstanding equity awards under an equity incentive plan, any deferred compensation plan, any employee stock purchase plan and the Company’s (or any of its affiliate’s) 401(k) plan.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

I understand that for a period of seven (7) calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release becoming effective, permanent and irrevocable at the end of the Waiver Revocation Period.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions, have it explained to me and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release, except for those claims specifically not released by me herein.

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By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this

_____ day of _______________, 20___

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